ETF Opportunities Trust 485BPOS

Exhibit 99(h)(66)

3Fourteen & SMI Advisory Services

February 18, 2025

Board of Trustees

ETF Opportunities Trust

8370 Stony Point Parkway, Suite 205

Richmond, VA 23235

RE: ETF Opportunities Trust (the “Trust”) – Fee Waiver

Dear Trustees:

3Fourteen & SMI Advisory Services, LLC (“Adviser”) hereby contractually agrees to waive its investment advisory fee under the Investment Advisory Agreement between the Adviser and the Trust with respect to the SMI 3Fourteen REAL Asset Allocation ETF (the “Fund”) up to a maximum of 4 basis points (bps) to the extent necessary to offset the proportionate share of Acquired Fund Fees and Expenses (“AFFE”) as that term is defined in Form N-1A. This fee waiver shall be in effect from commencement of the Fund’s operations until April 30, 2026.

Regards,

Fred Beerwart

Chief Compliance Officer

3Fourteen & SMI Advisory Services, LLC

Countersigned and accepted:

ETF Opportunities Trust

By:	/s/ David A. Bogaert
Name:	David A. Bogaert
Title:	President
Date:	February 18, 2025